EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Lattice Semiconductor Corporation:

We consent to the use of our reports dated March 11, 2014, with respect to the consolidated balance sheets of Lattice Semiconductor Corporation as of December 28, 2013 and December 29, 2012, and the related consolidated statements of operations and comprehensive (loss) income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 28, 2013, and the effectiveness of internal control over financial reporting as of December 28, 2013, incorporated herein by reference.

/s/ KPMG LLP

Portland, Oregon
May 12, 2014